                                                                   EXHIBIT 10.12

1. PART I, SUBPART F OF THE OPEN ACCESS PLAN ("PLAN") IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

"F. CONTRIBUTIONS TO PUBLIC SUPPORT EFFORTS

         Pursuant to Part II, Introduction, paragraph 5; Part II, Subpart T; and
Part IV, Subparts A.1.d. and D of the Open Access Program, JCC will donate an aggregate amount of $2,500,000 as contributions to public support efforts over the course of five (5) years. These contributions shall be payable in five (5) annual installments of $500,000 per year, the first of which shall be made as of the opening date of the Casino, with additional $500,000 installments to be paid on each of the first, second, third and fourth anniversary dates thereafter (funded each year in quarterly installments to a separate account established for that purpose as stated below). These annual contributions are in addition to the initial capitalization of Newcorp and the $250,000 annual payments to Newcorp described above. Such donations are designated to enhance existing business development programs and other public support endeavors, and will be made based on the following criteria:

           o Potential recipients of such funds will be identified by: (i) applications from potential recipients; (ii) recommendations from public and private agencies and officials; (iii) JCC on its own initiative; or (iv) otherwise as the circumstances may allow;

           o JCC shall decide upon the recipients and the amounts of such funds, keeping the RDC, the Mayor and the City Council advised on a semi-annual basis in the semi-annual reports described in Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program.

              This will be accomplished by the President of JCC, as assisted by his or her staff and as authorized by the member(s) of JCC. A form of application will be prepared and distributed within sixty (60) after the Effective Date;

           o All grant applications must articulate specific goals to be achieved. Preference will be given to applications for grants of $20,000 or less. However, subsequent grants to the same entity are possible for larger projects, provided the recipient has achieved the goals articulated in the first grant. Applicants that anticipate applying for a series of small grants may say so in their first application, and may describe the overall project they hope to develop. However, as noted, subsequent grants will only be made to an entity or individual if JCC's monitoring determines that the first grant was used for the intended purposes.

         The intended focus of such contributions to public support efforts will be on programs aimed at fostering emerging or new Open Access Participant firms and the training and skills improvements that will allow Open Access Participants to participate in and benefit from new and existing business opportunities. This delineation of the intended use of the funds is intended to be illustrative, but not necessarily comprehensive, as it is not possible to list all types of activities that fit within the terms "existing business development programs and other public support endeavors." Undoubtedly the creative individuals and organizations that engage in such activities both now and in future years will advance a broad array of opportunities for consideration. All contributions are subject to those statutes, regulations and guidelines promulgated by the State and Federal governments and their instrumentalities, which govern spending by JCC.

         At the beginning of each semiannual period (commencing with the opening date of the Casino), JCC shall pay fifty percent (50%) of the public support efforts funds for the year (i.e., $250,000 of the yearly amount of $500,000) into a separate account. On a monthly, or such other basis as specified in approved grants, payments shall be made from that account to approved grant recipients, pursuant to the process articulated above. Any of these funds not disbursed during the quarter shall remain in the separate account, to be disbursed, along with the funds to be added by JCC during the next quarter, to approved grant recipients in accordance with the disbursal schedule specified in the approved grants. It is the intent of this public support efforts funding process that, by the end of the year, the entire $500,000 shall have been paid into the separate fund, with as much of it disbursed to approved grant recipients as possible.

         JCC shall include in each semi-annual report to the RDC, the Mayor and the City Council, in accordance with Part II, Subpart C; Part IV, Subpart F;
Part V, Subpart B of the Open Access Program, a report showing the amount JCC paid into the separate account during the respective semi-annual periods, the amount disbursed to approved grant recipients under this public support efforts program during the semi-annual period, and the amount remaining in the separate account at the end of the semi-annual period. Said report shall also list the amount for each of these items on a year-to-date basis.

         If any moneys remain undisbursed in the separate account at the end of the year, they, along with any interest in the account, shall be carried forward, to be disbursed to approved grant recipients semi-annually."

         2. PART III, SUBPART A.2. THE PLAN IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

            "2. OPEN ACCESS EMPLOYMENT OBJECTIVES

         JCC will make all necessary and reasonable efforts, through the means set forth below, to achieve levels of employment among those engaged in operation of the Casino at the level of their actual availability in the relevant labor market. The NERA Study (Table 8.3) has found such actual availability to be as follows:

                  MINORITY INDIVIDUALS
                  --------------------
                  Managers & Professionals                    16.3%

                  Supevisors                                  26.3%

                  Technicians                                 32.5%

                  Support Occupations                         56.0%

                  Cleaners, Operators, Laborers               84.0%

                  NON-MINORITY WOMEN
                  ------------------
                  Managers & Professionals                    34.5%

                  Supevisors                                  36.4%

                  Technicians                                 10.0%

                  Support Occupations                         27.8%

                  Cleaners, Operators, Laborers                4.7%

         Following the method used by NERA in the NERA Study, JCC will calculate the utilization of Minority Individuals and Non-Minority Women by their numbers and by the percentage they constitute of the total number of individuals employed at the Casino during any given semi-annual period. See Part IV, Subparts A and F of the Open Access

Program. Because NERA's availability analysis was based on the assumption that minority women will be counted as Minority Individuals and not as women, JCC will count minority women in that way.

         If within each particular Open Access category for a particular reporting period, JCC has used its Good Faith Efforts to fulfill its Non-Minority Women goals and JCC has a sufficient surplus number of Minority Individual Open Access participants to offset a deficiency in the Non-Minority Women goals, JCC shall be deemed to be in compliance with the Plan for that reporting period.

         As suggested by the NERA Study finding that potential availability of Minority Individuals and MBEs greatly exceeds actual availability, JCC anticipates that such actual availability will increase as a result of the efforts of this Open Access Plan for Operation of the Casino and other efforts to remove discriminatory barriers. Accordingly, JCC anticipates significant incremental increases in its hiring and contracting goals as a result of the reassessments of goals that will commence in September 2000 pursuant to Part V, Subpart I of the Open Access Program."

         1. PART III, SUBPART A.4. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                  "4. EVALUATION OF GOOD FAITH EFFORTS (EMPLOYMENT)

         JCC shall utilize Good Faith Efforts to meet the goals and requirements of the Open Access Program and Plan. Good Faith Efforts means actions taken by JCC in a true and genuine attempt to achieve compliance with and to further the intent and purpose of the Open Access Plan and Open Access Program, without any design to deceive or defraud the City/Landlord or the intended beneficiaries of the Open Access Plan or Open

Access Program or otherwise undermine the intent of the Open Access Plan or Open Access Program. Good faith requires that JCC make all reasonable and necessary efforts to achieve its goals articulated in the Open Access Plan and Open Access Program. To evaluate whether JCC has utilized Good Faith Efforts, the number and quality of the following activities may be considered:

A.       Outreach, Recruitment and Retention

         1. Dissemination of Information on Employment Needs: whether JCC used the services of community organizations, skills training programs, employment agencies and educational institutions that provide assistance in the recruitment and placement of disadvantaged and minority individuals.

         2. Policy Statements: whether JCC's employees were provided with copies of an employee handbook, which contained EEO and Open Access policies.

         3. Publications: whether JCC EEO and Open Access policies were featured periodically in employee publications

         4. Recruitment Sources: whether JCC maintained regular communications with major established and reputable recruiting sources.

         5. Employment Application: whether JCC's employment application communicated prominently JCC's EEO policy.

         6. Applicant Flow and Personnel Monitoring: whether JCC maintains employment in a human resources information system and has the ability to analyze transactions to identify problem areas and take appropriate remedial actions as necessary.

         7. Irrelevant Criteria: whether JCC ensures that no irrelevant or unnecessary elements were included in the selection criteria.

         8. Job Fairs. JCC, independently or in conjunction with other agencies and/or employers, shall conduct job fairs, as needed, aimed at recruiting individuals in different areas of New Orleans where applications will be distributed and collected. JCC shall designate persons to direct these intensified outreach efforts.

         9. Benefits Advertising. JCC shall include in its recruiting and employment materials and literature information and data emphasizing its Child Care, Education Assistance and Home Ownership Programs.

B.       Training and Career Development

         1. Independent Training Agencies: whether JCC assisted, established and reputable skills training centers, Open Access Participants and others in establishing programs to train workers for jobs existing at the Casino.

         2. Career Development: whether JCC utilized a variety of career development techniques, including:

                  (i) whether JCC made available a variety of classroom and other training programs to enhance the knowledge and skills of employees;

                  (ii) whether JCC used on-the-job training to enhance performance;

                  (iii) whether JCC used apprenticeships to provide accelerated cross occupational training;

                  (iv) whether JCC instituted an internship program for college and university students age twenty-one (21) and over;

                  (v) whether JCC advised the Mayor and the New Orleans City Council Special Projects Committee (or its successor committee) of the details of its training programs and any significant changes in these programs.

         3. Staff Training: whether JCC held training sessions to inform management employees and others engaged in employment processes of JCC's commitment and responsibilities under the Open Access Program."

         4. PART III, SUBPART A.5. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

         "5.      REPORTING

JCC will report to the RDC, the Mayor and the City Council on January 31st and July 31st of each year concerning certain employment information relating to operation of the Casino in accordance with Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program. JCC shall submit semi-annual reports concerning employment information relating to the operation of the Casino beginning with a report due on July 31, 2002. These semi-annual reports shall contain the following information:"

         5. PART III, SUBPART A.5.a IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

            "a. EMPLOYEES: The total number of employees as of the end of each six-month period, broken into the five (5) occupational categories set forth in the NERA Study. These figures are further broken down into regular full-time; regular part-time; temporary and on-call, including the number in each category who are minority men, minority women, non-minority men and non-minority women. JCC will also report on the current make-up of the workforce as of the last two
(2) payroll days in the six month period covered by the report. See Part IV, Subpart A.3. of the Open Access Program."

         6. PART III, SUBPART A.5.b IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

            "b. NEW HIRES: The total number of persons hired during the prior six-month period for each of the categories specified above, including the number in each category who are Minority Individuals and women."

         6. PART III, SUBPART A.5.c. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

            "c. TERMINATIONS: The total number of regular full-time and regular part-time employees whose employment terminated during prior six-month period, including the number in each category who are Minority Individuals and women and a statement within each subcategory of the number terminated voluntarily and involuntarily."

         8. PART III, SUBPART A.5.d. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

            "d. OTHER EMPLOYEE DATA: In addition to the employment data described in items a. through c., above, each semi-annual report shall report the Net Hiring for the prior six-month period and Total Employment of Open Access Participants, as defined herein and in Part IV, Subpart A of the Open Access Program. Further, the semi-annual report will describe all of the subfactors used to make these calculations."

         9. PART III, SUBPART A.5.e IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

            "e. PROSPECTIVE EMPLOYEE TRAINING: The total number of prospective employees who were trained during the prior six-month period, including the number who are Minority Individuals and women."

         10. PART III, SUBPART A.5.f. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

             "f. ACCOUNTING FOR MINORITY WOMEN: Because NERA's availability analysis was based on the assumption that minority women will be counted as Minority Individuals rather than as women, JCC will count minority women in that way."

         11. PART III, SUBPART A.5.g. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

             "g. PERSONS WITH DISABILITIES: Insofar as JCC becomes aware of the disabled status of individuals employed, hired, terminated or trained during the prior six-month period, it shall report that information in a separate section of the report, which will note that such information is necessarily partial and incomplete."

         12. PART III, SUBPART A.5.h. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

             "h. RESIDENCE: JCC will report on the percentage of its employees who are residents of Orleans Parish and the percentage who are residents of Louisiana.

         In reporting on JCC's progress toward meeting its goals for the prior six-month period, JCC will compare its performance data against the goals as set forth in this Open Access Plan for Operation of the Casino. JCC's semi-annual employment reports will also describe additional efforts to comply with the relevant portions of Part IV, Subpart A of the Open Access Program.

         JCC will include in the report any explanatory or background information which it believes will aid in understanding or interpreting the data being reported and information on any other relevant subjects as requested by the Mayor and/or the City Council.

         Commencing on July 31, 2002, JCC will submit annually, a report, in writing, to the City Council on the success of the Open Access Plan for Operation of the Casino regarding the employment component for operation of the Casino in reducing unemployment, underemployment, chronic unemployment, under utilization of traditionally disadvantaged groups and on the Open Access Program's impact on the community.

         Notwithstanding the foregoing obligations for JCC's semi-annual reports, the RDC, the Mayor and the City Council acknowledge that, as an on-going matter, periodic revisions and adjustments to JCC's reporting obligations will be needed. Within twenty-four months from the date that all parties execute the Second Amendment to Amended and Restated Lease Agreement, representatives of the RDC, the Mayor, the City Council and JCC will meet, at a time and place that is mutually acceptable to the parties, for the purpose of revising and implementing the JCC Open Access Program and the JCC Open Access Plans in a manner that is consistent with the Mayor's and the City Council's efforts to standardize all City approved Plans and Programs to make them consistent with current law. The representatives identified above will specifically discuss the implementation of a Plan and Program based upon low income and/or disadvantage status. Before becoming effective, any proposed revisions to JCC's Plan and/or Program from this or comparable meetings must be agreed to in writing by the RDC and the Mayor and must obtain approval of the City Council."

         13. PART III, SUBPART A.6. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

         "6. Responsibility. The members of JCC have the overall responsibility for the success of JCC's equal employment opportunity and Open Access policy. JCC shall require HNOMC to comply with the provisions of the Open Access Program and these Open Access Plans insofar as its contractual duties to JCC bear upon such activities. JCC continues to take full responsibility for any aspects of the implementation of these Open Access Plans that may be delegated to HNOMC.

                  a. Administration of Open Access Plan: JCC shall designate the individual responsible for administration of JCC's equal employment policy and the employment components of the Open Access Plan for Operation of the Casino ("Designated Responsible Person"). Said Designated Responsible Person shall be responsible for assuring that appropriate action is taken by all levels of management to achieve JCC's equal employment opportunity and Open Access employment objectives."

         14. PART III, SUBPART B.2. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

                  2. OPEN ACCESS CONTRACTING OBJECTIVES:

                  Based on findings of the NERA Study concerning actual availability, JCC will make all necessary and reasonable efforts to achieve the following utilization levels for MBEs and non-minority WBEs, respectively, in the operation of the Casino. These goals are applicable to all service and commodities contracting by JCC and HJC, as defined and explained in the NERA Study at page 136 and in the supplemental memorandum attached as Addendum J hereto. (Lists of commodity and non-professional service purchases submitted to NERA as a basis for developing these goals are attached hereto as Addenda K and L, respectively.) The resulting goals are as follows:

                             Operations Contracting

                                                           Non-Minority
                                              MBEs             WBEs
                                           ----------     --------------
Professional Services                         3.1%             10.3%
Commodities and Non-Professional Services     7.5%             14.7%

         If within each particular Open Access category for a particular reporting period, JCC has used its Good Faith Efforts to fulfill its Non-Minority WBE goals and JCC has a sufficient surplus number of MBE participants to offset a deficiency in the Non-Minority WBE goals, JCC shall be deemed to be in compliance with the Plan for that reporting period.

As suggested by the NERA Study finding that potential availability of Minority Individuals and MBEs greatly exceeds actual availability, JCC anticipates that such actual availability will increase as a result of the efforts of this Open Access Plan for Operation of the Casino and other efforts to remove discriminatory barriers. Accordingly, JCC anticipates significant incremental increases in its hiring and contracting goals as a result of the reassessments of goals that will commence in September 2000 in accordance with Part V, Subpart I of the Open Access Program. Thus, JCC has a present perception that the appropriate contracting goal for operation of the Casino by March 31, 2001 will be higher than those set forth above, and that comparable percentage increases in goals will be called for by subsequent goal assessments."

         15. PART III, SUBPART B.4. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

         "4. EVALUATION OF GOOD FAITH EFFORTS (CONTRACTING)

         JCC shall utilize its Good Faith Efforts to meet the goals and requirements of the Open Access Plan. Good Faith Efforts means actions taken by JCC in a true and genuine attempt to achieve compliance with and to further the intent and purpose of the Open Access Plan and Open Access Program, without any design to deceive or defraud the

City/Landlord or the intended beneficiaries of the Open Access Plan or Open Access Program or otherwise undermine the intent of the Open Access Plan or Open Access Program. Good faith requires the JCC make all reasonable and necessary efforts to achieve its goals articulated in the Open Access Plan and Open Access Program. To evaluate whether JCC has utilized its Good Faith Efforts, the number and quality of the following activities may be considered:

         1. whether JCC held any pre-bid meetings for formal bids to inform Open Access Participants of contracting opportunities and/or utilized the Open Access Program Directory of Certifications.

         2. whether JCC advertised in general circulation and targeted association publications concerning Open Access Program contracting opportunities, and allowed the Open Access Participants reasonable time to respond;

         3. whether JCC provided written notice to a reasonable number of specific Open Access Participants and allowed sufficient time for the Open Access Participants to participate effectively;

         4. whether JCC selected portions of the work to be performed by Open Access Participants in order to increase the likelihood of meeting the Open Access Program goals (including, where appropriate, breaking down contracts into economically feasible units to facilitate Open Access Participant participation);

         5. whether JCC encourages its contractors to seek out DBEsubcontractors at appropriate participation levels;

         6. whether JCC provided interested Open Access Participants with adequate information about the plans, specifications and requirements of the contract;

         7. whether JCC negotiated in "good faith" with interested Open Access Participants and did not reject Open Access Participants as unqualified without sound reasons based on a thorough investigation of their capabilities;

         8. Community Resources. JCC has and will continue to use, as needed, the services of available minority and women's community organizations; minority and women's contractors' groups; local, state and federal minority and women's business assistance offices; disability rights organizations; and other organizations that provide assistance in the recruitment and placement of Open Access Participant firms and in the recruitment of firms eligible for certification as Open Access Participant firms.

         9. Disqualification. If JCC rejects an Open Access Participant firm as unqualified, JCC will maintain a written record of its reason(s).

         10. Participation Records. JCC shall maintain a written record of each supply and service contract, the dollar value of each contract and the MBE or WBE status of each contractor or subcontractor.

         11. Replacement of Contracts with Open Access Participants. JCC shall strive to ensure that majority-owned firms are not substituted for contracted MBE and WBE firms in a manner that is consistent with the objectives of the Open Access Program, as stated in Part I, Subpart B thereof. JCC will give notice to the RDC of any substitution of a minority-owned firm for an MBE or WBE. JCC will investigate any complaints by MBE or WBE firms relating to substituting majority-owned firms for them."

         16. PART III, SUBPART B.5. IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

                  "5.      REPORTING

         JCC will report semi-annually to the RDC, the Mayor and the City Council with regard to its progress implementing the contracting provisions of the Open Access Plan for Operation of the Casino in accordance with Part II, Subpart C; Part IV, Subpart F; and Part V, Subpart B of the Open Access Program.

         Reports will be filed no later than one month after the close of each semi-annual period, with reports due on July 31st and January 31st, for the previous calendar year. JCC shall submit semi-annual reports concerning contracting relating to the operation of the Casino.

         The semi-annual reports shall address:

            o Efforts undertaken by JCC to publicize the provisions and opportunities of the Casino operations procurement program.

            o Efforts undertaken by JCC to identify Open Access Participant firms and efforts undertaken to encourage participation in the Casino operations procurement program.

            o Efforts undertaken by JCC to remedy any inability of Open Access Participant firms to perform procurement contracts or proposed procurement contracts.

            o A summary of the progress being made toward the Casino operations procurement program's objectives and goals.

            o The extent to which joint ventures, made up in part of MBEs and/or WBEs, have been utilized by JCC in operating the Casino.

            o Name, address and phone number of each MBE and WBE that has been contacted by JCC.

            o Name, address and phone number of each MBE and WBE that responded to requests from JCC.

            o A list of all service and supply contracts awarded to an MBE or WBE, including for each the date awarded; the type of good(s) or service(s) provided; name, address, phone number, contact person and the racial or gender category of the MBE and WBE.

            o The number of service and supply contracts awarded to each individual MBE and individual WBE; and the dollar value of each of those contracts during the reporting period.

            o  Recommendations of JCC to strengthen its Open Access Program.

            o Forecast of the procurement contracts expected to be awarded, including probable monetary amounts involved, the number and type of contracts to be awarded and expected solicitation dates.

            o The total dollar volume of service and supply contracts signed during the covered quarter for operation of the Casino and the total dollar volume and percentage of such contracts awarded to MBEs and WBEs during the quarter.

            o All funds paid to MBE and WBE service and supply contractors on a cumulative basis, the percentage which those funds constitute of the total funds paid as of the end of the semi-annual period, and the aggregate amount of funds paid to MBEs and WBE as of the end the semi-annual period.

            o All funds paid to MBE and WBE service and supply contractors on a quarterly and semi-annual basis and the percentage which those funds constitute of the total funds paid for that period.

            o In reporting on the four (4) preceding items, funds paid to joint ventures made up in part of MBEs and/or WBEs shall be counted only to the extent of monies actually received by the MBE and/or WBE, excluding any work said MBE and/or WBE subcontracted to a non-Open Access Participant firm.

            o In the performance of its work on the Casino, an MBE or WBE contractor or subcontractor may enter into second-tier subcontracts consistent with standard industry practices. However, if an MBE or WBE contractor or subcontractor subcontracts a significantly greater portion of the work of its contract or subcontract to a non-MBE or non-WBE than would be expected on the basis of standard industry practices, then that MBE or WBE subcontractor will not be viewed as performing a commercially useful function and JCC may not count such participation towards the MBE or WBE goals under these Open Access Plans.

            o MBE and WBE manufacturers, suppliers (subject to the immediately following paragraph) and wholesalers will be credited for the entire amount of purchase orders involved, regardless of who does the installation; provided, however, if the installation price paid to a non-MBE or non-WBE contractor exceeds fifty percent (50%) of the purchase price, JCC will receive MBE or WBE credit for the purchase price only. JCC will not double count amounts paid for the purchase of equipment, products or supplies from MBEs or WBEs and amounts paid for installation by MBEs or WBEs.

            o MBE and WBE suppliers will be given full credit for purchase orders if such suppliers are bona fide business enterprises which maintain inventory for sale to customers (i.e., they are not brokers).

            o A breakdown of the firms that were certified, decertified and recertified during the semi-annual period and whether they are MBEs or WBEs.

         In reporting on its progress toward achieving its goals for the semi-annual period, JCC will compare its performance data against the goals as set forth in this Open Access Plan for Operation of the Casino. Therefore, the semi-annual report, in addition to the data described above, shall include all data needed to make the calculations described in Part IV, Subparts A and F of the Open Access Program as well as all figures necessary to make those calculations. JCC's semi-annual contracting reports will also describe additional efforts to comply with the relevant portions of Part IV, Subpart A of the Open Access Program.

         JCC will include in the report any explanatory or background information which it believes will aid in understanding or interpreting the data being reported and information on any other relevant subjects as requested by the Mayor and/or of the City Council.

         Commencing on July 31, 2002, JCC will submit an annual report, in writing, for the previous calendar year, to the City Council on the success of the Open Access Plan for Operation of the Casino regarding the contracting component for operation of the Casino in reducing unemployment, underemployment, chronic unemployment, under utilization of traditionally disadvantaged groups and on the Open Access Program's impact on the community.

         Notwithstanding the foregoing obligations for JCC's semi-annual reports, the RDC, the Mayor and the City Council acknowledge that, as an on-going matter, periodic revisions and adjustments to JCC's reporting obligations will be needed. Within twenty-four months from the date that all parties execute the Second Amendment to Amened and Restated Lease Agreement, representatives of the RDC, the Mayor, the City Council and


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JCC will meet, at a time and place that is mutually acceptable to the parties, for the purpose of revising and implementing the JCC Open Access Program and the JCC Open Access Plans in a manner that is consistent with the Mayor's and the City Council's Efforts to standardize all City approved Plans and Programs to make them consistent with current law. The representatives identified above will specifically discuss the implementation of a Plan and Program based upon law income and/or disadvantage status. Before becoming effective, any proposed revisions to JCC's Plan and/or Program from this or comparable meetings must be agreed to in writing by the RDC and the Mayor and must obtain approval of the City Council.

         16. In the event of any conflict between any of the terms and conditions of the Open Access Program and this Amendment to the Open Access Program, the terms and conditions of this amendment to the Open Access Program shall prevail."\

         17. Section "K" of the Addenda To The Amended and Restated Open Access Plans is amended as follows:

                  a. "Hotels", are deleted from the Annual Operating Purchases;

                  b. "Waste Removal" is added to the Annual Operating Purchases;

         18. Section "I" of the Addenda To The Amended and Restated Open Access Plans is amended as follows:

                  a. "Insurance and "Entertainment-Performers and agencies", are deleted from the Annual Operating category;

                  b. "Employment Services" and "Guard/Security Services" are added to the Annual Operating category.